Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Leroy M. Ball, Vice President and Chief Financial Officer
412-227-2118
BallLM@koppers.com

Koppers Holdings Inc. Reports Third Quarter 2012 Results

Sales increase two percent over prior year quarter

Diluted EPS $0.77 compared to $1.08 for prior year quarter

Strong quarter for Railroad and Utility Products

PITTSBURGH, PA – November 8, 2012 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2012 third quarter. Consolidated sales of $387.9 million for the third quarter of 2012 were two percent, or $6.7 million higher than sales in the prior year quarter. Sales for Carbon Materials and Chemicals (CM&C) totaling $241.1 million decreased by two percent, or $4.5 million over the prior year quarter while sales for Railroad and Utility Products (R&UP) of $146.8 million increased by eight percent, or $11.2 million over the prior year quarter. The decrease in sales in CM&C was due primarily to lower sales volumes for pitch combined with approximately $9 million of lower sales from foreign currency translation, offset by higher prices for pitch and carbon black feedstock. R&UP sales increased due mainly to higher sales prices for railroad crossties driven by higher volumes of creosote-borate treated crossties.

Net income attributable to Koppers for the quarter ended September 30, 2012, was $16.0 million, or $0.77 per diluted share as compared to net income attributable to Koppers of $22.4 million, or $1.08 per diluted share in the third quarter of 2011. The decreases in net income attributable to Koppers and diluted earnings per share for the third quarter of 2012 were due mainly to higher raw material costs, lower volumes for pitch, lower prices for naphthalene, $1.2 million of costs related to a pitch tank leak in Australia and $1.9 million from a plant outage in The Netherlands net of insurance recoveries, and a negative foreign translation impact from Europe. Adjusted net income and adjusted earnings per share for the quarter ended September 30, 2012, were $17.2 million and $0.82 per share compared to $22.2 million and $1.07 per share in the prior year quarter after excluding $1.2 million of after-tax charges related to plant closure costs in the third quarter of 2012.

Adjusted EBITDA for the quarter ended September 30, 2012, was $40.0 million compared to $46.9 million in the third quarter of 2011 after excluding $1.9 million of closure costs in the third quarter of 2012 for our wood treating plant in Grenada, Mississippi.

Consolidated sales of $1,180.1 million for the nine months ended September 30, 2012, were eight percent, or $82.9 million higher than the prior year period. Sales for CM&C for the first nine months of 2012 increased by eight percent, or $56.0 million, over the prior year period while sales for R&UP increased by seven percent, or $26.9 million, over the prior year period. The increase in sales in CM&C was due to higher prices for pitch and carbon black feedstock, which was partially offset by lower prices for naphthalene and approximately $19 million of lower sales from foreign currency translation. Sales for R&UP increased due mainly to higher sales prices for railroad crossties driven in part by higher volumes of creosote-borate treated crossties and higher volumes for utility poles, which were partially offset by lower volumes for railroad crossties.

Net income attributable to Koppers and diluted earnings per share for the nine months ended September 30, 2012, were $52.0 million and $2.49 per share, respectively as compared to net income attributable to Koppers of $51.1 million and $2.46 per diluted share for the nine months ended September 30, 2011. Adjusted net income and adjusted earnings per share were $54.9 million and $2.62 per share for the nine months ended September 30, 2012, compared to $50.9 million and $2.45 per share for the same period in 2011 after excluding $2.0 million of after-tax charges and $0.8 million of tax expense for 2012, $0.7 million of after-tax gains for 2011, and after excluding the impact of discontinued operations for both periods.

Adjusted EBITDA for the nine months ended September 30, 2012, was $125.9 million compared to $118.5 million for the nine months ended September 30, 2011, after excluding $2.4 million of plant closure costs in 2012 and $0.9 million of gains for the sale of technology in 2011.

Commenting on the results, Walter W. Turner, president and CEO of Koppers, said, “Our third quarter results did not compare favorably to last year’s third quarter; however we still expect a strong fourth quarter which should result in significant earnings improvement for the year over our 2011 full year results. The continued economic downturn in Europe, along with additional unexpected charges associated with a pitch tank leak in Australia and a plant outage in The Netherlands totaling $3.1 million, negatively impacted our third quarter results for the global Carbon Materials and Chemicals business. The Railroad and Utility Products business in both North America and Australia continues to be very strong, and I am pleased to see ongoing strength in product demand for these markets into next year.”

The following reconciliations are attached to this press release: Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA.

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, November 8, 2012, beginning at 11:00 a.m. EDT to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing (877) 941 9205 in the US/Canada or +1 (480) 629 9771 for International, Conference ID number 4567709. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the call’s completion at (800) 406 7325 or +1 (303) 590 3030, Conference ID number 4567709. The recording will be available for replay through November 22, 2012.

The live broadcast of Koppers conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=4842114. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com, www.streetevents.com and www.earnings.com shortly after the live call and continuing through November 22, 2012.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, The Netherlands, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP”. For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Leroy M. Ball at 412 227 2118 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “potential,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, general economic and business conditions, including continuing uncertain economic conditions in Europe, demand for Koppers goods and services, competitive conditions, interest rate and foreign currency rate fluctuations, availability and costs of key raw materials, unfavorable resolution of claims against us, and timing and limitations on insurance recoveries and coverages, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Income

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net sales	$387.9	$381.2	$1,180.1	$1,097.2
Cost of sales (excluding items below)	331.4	315.0	1,003.2	922.4
Depreciation and amortization	6.7	6.7	21.1	19.5
Selling, general and administrative expenses	19.0	19.4	55.1	55.6

Operating profit	30.8	40.1	100.7	99.7
Other income	0.6	0.1	1.7	0.2
Interest expense	6.9	6.7	20.8	20.3

Income before income taxes	24.5	33.5	81.6	79.6
Income taxes	8.3	11.0	28.5	27.5

Income from continuing operations	16.2	22.5	53.1	52.1
Income (loss) from discontinued operations, net of tax	—	0.2	(0.1)	(0.5)

Net income	16.2	22.7	53.0	51.6
Net income attributable to noncontrolling interests	0.2	0.3	1.0	0.5

Net income attributable to Koppers	$16.0	$22.4	$52.0	$51.1

Earnings per common share:
Basic-
Continuing operations	$0.77	$1.07	$2.52	$2.51
Discontinued operations	—	0.01	(0.01)	(0.03)

Earnings per basic common share	$0.77	$1.08	$2.51	$2.48

Diluted-
Continuing operations	$0.77	$1.07	$2.50	$2.49
Discontinued operations	—	0.01	(0.01)	(0.03)

Earnings per basic common share	$0.77	$1.08	$2.49	$2.46

Weighted average shares outstanding (in thousands):
Basic	20,694	20,603	20,709	20,598
Diluted	20,900	20,746	20,940	20,749
Dividends declared per common share	$0.24	$0.22	$0.72	$0.66

Koppers Holdings Inc.

Unaudited Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	September 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$68.9	$54.1
Accounts receivable, net of allowance of $3.7 and $0.3	172.9	160.9
Income tax receivable	2.9	10.6
Inventories, net	190.5	159.0
Deferred tax assets	9.7	9.3
Loan to related party	11.7	11.7
Other current assets	23.2	21.8

Total current assets	479.8	427.4
Equity in non-consolidated investments	5.9	4.9
Property, plant and equipment, net	152.4	155.6
Goodwill	73.0	72.1
Deferred tax assets	34.5	44.3
Other assets	21.2	26.4

Total assets	$766.8	$730.7

Liabilities
Accounts payable	$109.3	$102.1
Accrued liabilities	70.9	63.1
Dividends payable	5.6	5.2

Total current liabilities	185.8	170.4
Long-term debt	297.4	302.1
Other long-term liabilities	132.8	151.0

Total liabilities	616.0	623.5
Commitments and contingent liabilities

Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 21,531,192 and 21,309,210 shares issued	0.2	0.2
Additional paid-in capital	149.1	142.9
Retained earnings	43.5	6.7
Accumulated other comprehensive loss	(22.5)	(30.2)
Treasury stock, at cost; 951,026 and 706,161 shares	(32.9)	(24.8)

Total Koppers shareholders’ equity	137.4	94.8

Noncontrolling interests	13.4	12.4

Total equity	150.8	107.2

Total liabilities and equity	$766.8	$730.7

Koppers Holdings Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(Dollars in millions)

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011

Cash provided by (used in) operating activities:
Net income	$53.0	$51.6
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	21.1	20.8

Gain on sale of fixed assets	(0.2)	(0.2)
Deferred income taxes	7.7	4.2
Equity income, net of dividends received	(0.9)	(0.2)
Change in other liabilities	(8.3)	(3.2)
Non-cash interest expense	1.2	1.2
Stock-based compensation	5.1	3.7
Other	(0.2)	(2.9)
(Increase) decrease in working capital:
Accounts receivable	(11.4)	(50.8)
Inventories	(29.9)	(2.5)
Accounts payable	6.7	9.5
Accrued liabilities and other working capital	10.6	13.3

Net cash provided by operating activities	$54.5	$44.5

Cash provided by (used in) investing activities:
Capital expenditures	$(15.6)	$(19.6)
Acquisitions, net of cash acquired	(0.2)	$(1.0)
Net cash proceeds from divestitures and asset sales	0.7	0.7

Net cash used in investing activities	$(15.1)	$(19.9)

Cash provided by (used in) financing activities:
Borrowings of revolving credit	$225.9	$165.2
Repayments of revolving credit	(230.9)	(150.2)
Repayments on long-term debt	—	(1.0)
Issuances of Common Stock	0.8	0.2
Repurchases of Common Stock	(8.2)	(0.2)
Payment of deferred financing costs	(0.1)	(0.5)
Dividends paid	(14.5)	(13.6)

Net cash used in financing activities	$(27.0)	$(0.1)

Effect of exchange rate changes on cash	2.4	(0.6)

Net increase in cash and cash equivalents	$14.8	$23.9

Cash and cash equivalents at beginning of year	54.1	35.3

Cash and cash equivalents at end of period	$68.9	$59.2

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Dollars in millions)
Net sales:
Carbon Materials and Chemicals	$241.1	$245.6	$757.3	$701.3
Railroad and Utility Products	146.8	135.6	422.8	395.9

Total	$387.9	$381.2	$1,180.1	$1,097.2

Operating profit:
Carbon Materials and Chemicals	$18.4	$30.7	$65.1	$70.5
Railroad and Utility Products	12.8	9.9	36.9	30.2
Corporate	(0.4)	(0.5)	(1.3)	(1.0)

Total	$30.8	$40.1	$100.7	$99.7
Operating margin:
Carbon Materials and Chemicals	7.6%	12.5%	8.6%	10.1%
Railroad and Utility Products	8.7%	7.3%	8.7%	7.6%

Total	7.9%	10.5%	8.5%	9.1%
Adjusted operating profit (1):
Carbon Materials and Chemicals	$18.4	$30.7	$65.1	$69.6
Railroad and Utility Products	14.7	9.9	39.9	30.2
All Other	(0.4)	(0.5)	(1.3)	(1.0)

Total	$32.7	$40.1	$103.7	$98.8
Adjusted operating margin:
Carbon Materials and Chemicals	7.6%	12.5%	8.6%	9.9%
Railroad and Utility Products	10.0%	7.3%	9.4%	7.6%

Total	8.4%	10.5%	8.8%	9.0%

(1)	Cost of sales for R&UP for the three and nine months ended September 30, 2012 includes $1.9 million and $2.4 million, respectively, of plant closing charges related to our wood treating plant in Grenada, Mississippi, and depreciation and amortization for R&UP for the nine months ended September 30, 2012 includes $0.6 million of impairment charges for our co-generation plant located in Muncy, Pennsylvania. Cost of sales for CM&C for the nine months ended September 30, 2011 includes a gain of $0.9 million for the licensing of certain technology in China. These amounts have been excluded for purposes of calculating adjusted net income. These amounts have been excluded for purposes of calculating adjusted operating profit.

Koppers believes that adjusted net income, adjusted operating profit and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income attributable to Koppers	$16.0	$22.4	$52.0	$51.1

Items impacting pre-tax income (1)
Impairment and closure costs	1.9	—	3.0	—
Sale of technology	—	—	—	(0.9)

Total items above impacting pre-tax income	1.9	—	3.0	(0.9)
Items impacting net income, net of tax	1.2	—	2.0	(0.7)
Income tax provision for European consolidation	—	—	0.8	—

Adjusted net income including discontinued operations	$17.2	$22.4	$54.8	$50.4
Discontinued operations	—	(0.2)	0.1	0.5

Adjusted net income	$17.2	$22.2	$54.9	$50.9

(1)	Cost of sales for R&UP for the three and nine months ended September 30, 2012 includes $1.9 million and $2.4 million, respectively, of plant closing charges related to our wood treating plant in Grenada, Mississippi, and depreciation and amortization for R&UP for the nine months ended September 30, 2012 includes $0.6 million of impairment charges for our co-generation plant located in Muncy, Pennsylvania. Income taxes for the nine months ended September 30, 2012 includes $0.8 million of expense related to the Company’s European consolidation project. Cost of sales for CM&C for the nine months ended September 30, 2011 includes a gain of $0.9 million for the licensing of certain technology in China. These amounts have been excluded for purposes of calculating adjusted net income.

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income attributable to Koppers	$16.0	$22.4	$52.0	$51.1

Adjusted net income including discontinued operations (from above)	$17.2	$22.4	$54.8	$50.4

Adjusted net income (from above)	$17.2	$22.2	$54.9	$50.9

Denominator for diluted earnings per share (000s)	20,900	20,746	20,940	20,749

Earnings per share:
Diluted earnings per share	$0.77	$1.08	$2.49	$2.46
Adjusted earnings per share including discontinued operations	$0.82	$1.08	$2.62	$2.43
Adjusted earnings per share	$0.82	$1.07	$2.62	$2.45

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$16.2	$22.7	$53.0	$51.6
Interest expense	6.9	6.7	20.8	20.3
Depreciation and amortization	6.7	6.7	21.1	19.5
Income tax provision	8.3	11.0	28.5	27.5
Discontinued operations	—	(0.2)	0.1	0.5

EBITDA with noncontrolling interests	38.1	46.9	123.5	119.4

Unusual items impacting net income (1)
Closure costs	1.9	—	2.4	—
Sale of technology	—	—	—	(0.9)

Adjusted EBITDA with noncontrolling interests	$40.0	$46.9	$125.9	$118.5

1)	Cost of sales for R&UP for the three and nine months ended September 30, 2012 includes $1.9 million and $2.4 million, respectively, of plant closing charges related to our wood treating plant in Grenada, Mississippi. Cost of sales for CM&C for the nine months ended September 30, 2011 includes a gain of $0.9 million for the licensing of certain technology in China. These amounts have been excluded for purposes of calculating adjusted net income. These amounts have been excluded for purposes of calculating adjusted EBITDA.